Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: October 21, 2005

OFFICEMAX ANNOUNCES RESIGNATION OF CLAIRE FARLEY FROM BOARD OF DIRECTORS

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that Claire S. Farley, a board member since 2000, resigned from the company’s Board of Directors effective October 19, 2005. Ms. Farley resigned to fulfill other professional obligations.

“We appreciate Claire’s business knowledge, perspective and many contributions to the OfficeMax Board of Directors over the past five years,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  “The OfficeMax Board wishes Claire only the best in her future endeavors.”

Ms. Farley, who currently serves as chief executive officer of Randall & Dewey, a division of Jefferies & Company said, “I have enjoyed the opportunity to be part of the OfficeMax Board and to work with its management in service to its shareholders.”

Ms. Farley joined the OfficeMax Board of Directors in 2000.  Ms. Farley serves as chief executive officer of Randall & Dewey, a division of Jefferies & Company, a leading provider of transaction and advisory services to the oil and gas industry. She served as the chief executive officer of Trade-Ranger Inc., a global Internet-based marketplace dedicated to buying and selling materials and services used by the energy industry, from 2001 to 2002. Ms. Farley was the chief executive officer of Intelligent Diagnostics, Inc., an Internet-based developer of artificial intelligence software used to diagnose medical conditions, from 1999 to 2000. Ms. Farley recently served on the Audit and Governance and Nominating committees as a member of the OfficeMax Board of Directors.

All of the remaining directors of the OfficeMax Board of Directors are independent, except for Mr. Duncan, OfficeMax’s chief executive officer.  In connection with Ms. Farley’s resignation from the Board, the board of directors reduced the size of the board to thirteen members and Mr. Duncan, whose term would have expired in 2006, was reappointed to the class of directors whose term will expire in 2007.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 40,000 associates through direct sales, catalogs, Internet and approximately 950 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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